Exhibit 99.1
Syntax-Brillian Corporation Receives NASDAQ Notice
TEMPE, Ariz., February 28, 2008 (BUSINESS WIRE) — Syntax-Brillian Corporation (Nasdaq: BRLC) today announced that on February 22, 2008, the Company received a NASDAQ Staff Determination Letter stating that it is not in compliance with NASDAQ Marketplace Rule 4310(c)(14) as a result of its failure to timely file its Quarterly Report on Form 10-Q for the quarter ended December 31, 2007 and that as a result, its securities are subject to delisting from The NASDAQ Global Market. The letter, which was expected, invited the Company to appeal the NASDAQ Staff’s determination to a Listing Qualifications Panel. Accordingly, the Company is requesting such a hearing and expects that its shares will continue to be listed on The NASDAQ Global Market during the appeal process. However, there can be no assurance that the Listing Qualifications Panel will grant the Company’s appeal and request for continued listing.
As previously disclosed, the Company failed to timely file its Form 10-Q for the quarter ended December 31, 2007 in order to evaluate its accounting treatment related to its tooling deposits, to ensure adequate disclosure regarding the discontinuation of its Liquid Crystal on Silicon, or LCoS, business line, and to evaluate the repurchase of a large number of its LCD TVs already sold through its distributors in China. Evaluation of these transactions is currently ongoing, and the Company is unable to estimate the amounts at issue.
About Syntax-Brillian Corporation:
Syntax-Brillian Corporation (www.syntaxbrillian.com) is one of the world’s leading manufacturers and marketers of LCD HDTVs, digital cameras, and microdisplay entertainment products. The Company’s lead products include its Olevia™ brand (www.Olevia.com) high-definition widescreen LCD televisions — one of the fastest growing global TV brands — and Vivitar brand (www.vivitar.com) digital still and video cameras. Syntax-Brillian has built an Asian supply chain coupled with an international manufacturing and distribution network to support worldwide retail sales channels and position the Company as a market leader in consumer digital entertainment products.
Forward-looking Statements:
Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and Syntax-Brillian intends that such forward-looking statements be subject to the safe harbor created thereby. Syntax-Brillian cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include changes in markets for the Company’s products; changes in the market for customers’ products; the failure of the Company’s products to deliver commercially acceptable performance; the ability of the Company’s management, individually or collectively, to guide the Company in a successful manner; the appeal determination by the NASDAQ Listing Qualifications Panel; and other risks detailed in Syntax-Brillian’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007 and subsequent filings with the Securities and Exchange Commission.
Brillian and Vivitar are trademarks or registered trademarks of Syntax-Brillian Corporation. All other trademarks are the property of their respective owners.
SOURCE: Syntax-Brillian Corporation
Media Contact:
Pattie Adams
Syntax-Brillian Corporation
909-859-8432
Pattie.adams@syntaxbrillian.com
Investor Relations Contact:
909-859-8445
investor.relations@syntaxbrillian.com